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EXHIBIT 2.1






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                            STOCK PURCHASE AGREEMENT

                                 by and between

                       EXECUSTAY CORPORATION OF AMERICA,

                             EXECUSTAY CORPORATION

                                      and

                         BOLAND CORPORATE HOUSING, INC,

                                  ELLEN BOLAND

                                      and

                                 WILLIAM BOLAND

                                November 1, 1997


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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement is made this 1st day of November, 1997 (the "Agreement") by and among ExecuStay Corporation of America, a Maryland corporation ("Buyer"), ExecuStay Corporation, a publicly traded Maryland corporation ("ExecuStay"), Ellen Boland, William Boland (Ellen Boland and William Boland together are referred to as "Sellers") and Boland Corporate Housing, Inc., a New York corporation (the "Company").

         WHEREAS, Sellers own 100 shares of the Company's common stock, par value $0.01 per share, constituting all the issued and outstanding shares of capital stock of the Company (the "Shares");

         WHEREAS, Sellers desire to sell and Buyer desires to purchase the Shares on the terms and conditions hereinafter set forth;

         WHEREAS, as a condition to purchasing the Shares and executing this Agreement, Buyer has requested that each of Ellen Boland and William Boland execute a non-competition agreement in the form attached hereto as Exhibit _____ (the "Non-Compete Agreements"), and each of Ellen Boland and William Boland has agreed to do so, and that each of Ellen Boland and certain of the Company's key sales officers execute employment agreements with the Buyer (the "Employment Agreements,"), and Ellen Boland and those officers have agreed to do so; and

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                           SALE OF SHARES AND CLOSING

         1.01 SALE AND PURCHASE OF STOCK. Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all the right, title and interest of Sellers in and to the Shares at the Closing (as defined in Section 1.03) on the terms and subject to the conditions set forth in this Agreement. By virtue of its acquisition of the Shares, the parties agree that Buyer

                 (a) is obtaining all of the Company's rights under and to the ongoing Company leases and contracts as of the Closing Date, which include leases to tenants as well as underlying property leases between the Company as lessee and third-party property owners or managers as lessor;





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                 (b)      shall have the rights to use the Company's 800
         telephone numbers and telephone numbers relating to the Company's New York City office, and that these numbers will remain with the Company; and

                 (c) is obtaining all rights to use the trademarks, service marks and trade names of the Company.

         1.02 PURCHASE PRICE. The aggregate purchase price for the Shares (the "Purchase Price") shall be composed of (i) the Closing Date Payment, (ii) the Post-Closing Formula Payment and (iii) the Post-Closing Adjustment, calculated as follows:

                 (a) Closing Date Payment. The Closing Date Payment shall be equal to (i) $7,199,010 plus (ii) $949,323, which is the "Tangible Net Book Value" (defined as tangible assets less liabilities) recorded on the Company's September 30, 1997 balance sheet prepared by the Company's regular certified public accountants (the "Company's Accountants"). The Closing Date Payment shall be payable $6,204,752.25 in cash and the balance by the issuance to Sellers of 186,000 shares of ExecuStay's common stock (the "Purchase Shares"). The Purchase Shares shall have the "piggyback" registration rights provided in Section 3.06 hereto, and shall be eligible for resale under Rule 144 of the Securities Act of 1933, as amended (the "Act"), upon the expiration of Sellers' holding period of the Purchase Shares under Rule 144 of the Act. The Closing Date Payment shall be delivered in the manner provided in Section 1.03.

                 (b) Post-Closing Formula Payment. Subject to the adjustment procedure relating to the determination of 1997 Adjusted EBIT set forth in Section 1.02(d), on or prior to the later of March 1, 1998 or the date that is twenty (20) days after the Adjustment Determination Date, Buyer will pay Sellers the dollar amount equal to
         (i) .0548 multiplied by (ii) an amount equal to 5.75 multiplied by the amount by which 1997 Adjusted EBIT, as defined in Section 1.02(c) below exceeds $1,200,000.

                 (c) Post-Closing Adjustment. The Post-Closing Adjustment shall be computed by aggregating the result of the calculations described in Sections 1.02(c)(i), (ii) and (iii), and shall be paid in the manner provided in Section 1.02(c)(iv) and 1.02(d):

                          (i) Between the Closing Date and December 31, 1997, Buyer will continue to operate the Company and its business in the usual manner and in the ordinary course. Regardless of whether Buyer and ExecuStay maintain the separate corporate existence of the Company during this period, Buyer and ExecuStay will nonetheless continue to





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                 operate all of the Company's business, accounts, receivables and leases as a separate business or division, will not transfer any assets or leases out of such separate business or division, will not transfer into such separate business or division any other business operations of Buyer, ExecuStay or their affiliates and will maintain separate books and records for such separate business or division. For purposes of calculating 1997 Adjusted EBIT pursuant to this Section 1.02(c)(i), there will be no charges for Buyer's or Execustay's corporate overhead, management fees or similar impositions on such separate business or division by Buyer or ExecuStay and there will be no charges for any additional personnel assigned to such separate business or division by Buyer or ExecuStay or services provided to such separate business or division by Buyer or ExecuStay. An accounting review of the Company will be conducted by the Company's Accountants as at and for the year ended December 31, 1997 and the calculation of Post-Closing Adjustments by the Company's Accountants shall be delivered to Buyer no later than March 1, 1998. Utilizing the methodology set forth in the attached Exhibit A-1 of projected 1997 Company calendar year results, the Company's Accountants shall prepare a calculation of 1997 actual earnings before interest and taxes (the "1997 Actual EBIT"), which shall be subject to adjustment pursuant to the adjustment procedure provisions set forth in Section 1.02(d). An amount equal to adjusted earnings before interest and taxes of the Company for the 1997 calendar year (the "1997 Adjusted EBIT") shall be calculated by the Company's Accountants by increasing the 1997 Actual EBIT by the net amount of the adjustments set forth in Exhibit A-2. In the event that the 1997 Adjusted EBIT is in excess of $1,200,000, Buyer shall make a payment to Sellers equal to 5.75 times such excess. In the event that 1997 Adjusted EBIT is less than $1,200,000, Sellers shall make a payment to Buyer equal to 5.75 times such deficiency. For purposes of calculating 1997 Adjusted EBIT and Closing Date Tangible Net Book Value, (A) there will be no charges, accruals or reserves for taxes paid or payable due to the Section 338(h)(10) election referred to in the second-last sentence of Section 1.04; (B) with respect to any signing bonuses and related payroll overhead (such as taxes, FICA, worker's compensation and Medicare) provided by the Company to the sales personnel listed on Schedule 4.08, there will be an accrual for all such expenses for purposes of calculating Closing Date Tangible Net Book Value, but the amount of such expenses will be excluded in calculating 1997 Adjusted EBIT;
                 (C) the methodology used in determining the bad debt reserve amount as at December 31, 1997 shall be consistent with the methodology utilized by the Company in determining such reserve in the September 30, 1997 Financial Statements, but shall reflect any material deterioration in the ability of customers to make payment or





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                 any material adverse trends in the recent payment histories of any customers; and (D) 1997 Adjusted EBIT shall be decreased by the actual amount of MCI long distance telephone savings in 1997 attributable to the MCI contract that was entered into in 1997.

                          (ii) Subject to the adjustment procedure provisions set forth in Section 1.02(d), Tangible Net Book Value as at the Closing Date will be determined by an accounting review by the Company's Accountants utilizing the methodology set forth in the attached Exhibit B of September 30, 1997 Company Tangible Net Book Value. In the event that Tangible Net Book Value at the Closing Date is in excess of Tangible Net Book Value at September 30, 1997, Buyer shall make a payment to Sellers equal to such excess. In the event that Tangible Net Book Value at the Closing Date is less than Tangible Net Book Value at September 30, 1997, Sellers shall make a payment to Buyer equal to such deficiency.

                          (iii) On the Adjustment Determination Date (as defined in Section 1.02(c)(v) below), the Buyer shall notify Sellers of the amount of receivables included in Tangible Net Book Value as at the Closing Date that had not yet been collected by the Company as of the Adjustment Determination Date, which notice shall include a detailed listing of the specific uncollected receivables, which shall be subject to verification by Sellers and their representatives. To the extent such uncollected amount exceeds the amount of the bad debt reserve that had been reflected in Tangible Net Book Value as at the Closing Date, Sellers shall make a payment to Buyer equal to such excess. To the extent such bad debt reserve exceeds such uncollected amount, Buyer shall make a payment to Sellers equal to such excess. If Sellers make a payment for any such uncollected accounts receivable, Buyer shall assign such uncollected accounts receivable to Sellers as of the date of such payment, and Sellers may pursue
                 collection for their own account.   The Company and Buyer will
                 use reasonable efforts to collect the receivables of the Company existing on the Closing Date. Customer payments will be applied as directed by such customers, or, if no direction is given by a customer, first to such customer's oldest invoices outstanding. Sellers shall be permitted to assist the Company and Buyer in the collection of such receivables and on or before January 15, 1998 Company and Buyer shall notify Sellers of any Closing Date receivables that have not yet been collected.

                          (iv) Sellers shall pay the costs of the Company's Accountants in preparing the foregoing statements and reviews. Buyer shall pay the costs of Buyer's accountants in any analysis and reviews they may





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                 perform as to such statements and any audit that may be
                 necessary to satisfy ExecuStay's public company filing obligations, including any filing of Form 8-K with the Securities and Exchange Commission.

                          (v) The net adjustment due to Sellers pursuant to Sections 1.02(c)(i), (ii) and (iii) above, if any, shall be paid by Buyer, or the net adjustment due to Buyer pursuant to Sections 1.02(c)(i), (ii) and (iii) above, if any, shall be paid by Sellers, by wire transfer of immediately available funds to the account designated by the party entitled to receive such payment on or prior to the later of the date that is twenty (20) days after Sellers deliver to Buyer the Sellers' calculations of the aggregate amount due to or owed by Sellers as the Post-Closing Adjustment or March 1, 1998.

                 (d) If prior to the later of the date that is 20 days following delivery by Sellers or the Company's Accountants of their calculation of the Post-Closing Adjustment (the "Adjustment Determination Date") or March 1, 1998, Buyer has not given Sellers notice of its objections to the amount calculated by Sellers as the Post-Closing Adjustment, then the amount calculated by Sellers shall be the Post-Closing Adjustment. If Buyer gives notice of any objection, and Buyer and the Sellers cannot mutually agree on the amount of the Post-Closing Adjustment within 10 days after such notice of Buyer's objection, then the issues in dispute will be submitted to an independent firm of independent certified public accountants to be mutually agreed upon by the Sellers and the Buyer (the "Accountants"), for resolution. If issues in dispute are submitted to Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and as are available to that party, and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the Buyer and the Sellers will each bear 50% of the fees of the Accountants for such determination. In the event Buyer validly objects to Sellers calculation of the Post-Closing Adjustment, payment of the amount in dispute to Sellers may be deferred until final determination pursuant to this Section 1.02(d), but any amount not in dispute must be paid within twenty (20) days after the Adjustment Determination Date.

         1.03    SIGNING AND CLOSING.

                 (a) The signing and closing of the transactions contemplated in this Agreement (the "Closing") will take place at the offices of Herrick, Feinstein





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         LLP in New York City, New York, at______ a.m. on November ___, 1997,
         or at such other place, date and time as is mutually agreeable to Buyer and Sellers. The Closing will be effective as of the close of business on the October 31, 1997 (the "Closing Date").

                 (b) The parties agree to consummate the following "Closing Transactions" effective as of the Closing Date:

                          (i) Sellers will assign and transfer to Buyer good and valid title in and to the Shares, free and clear of all liens, by delivering to Buyer a stock certificate or certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank;

                          (ii) Buyer shall deliver to Sellers 75% of the Closing Date Payment by wire transfer of immediately available funds to the account designated by Sellers to Buyer prior to the Closing;

                          (iii) ExecuStay shall deliver to Sellers a stock certificate, bearing the following restrictive legend, representing the Purchase Shares:

                          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES OF STOCK MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT EITHER (i) AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION OR QUALIFICATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS; OR (ii) SUCH REGISTRATION OR QUALIFICATION

                 and

                          (iv) Each of the parties shall deliver to the other the documents required to be delivered pursuant to this Agreement, including without limitation the executed Non-Competition Agreements and the Employment Agreements discussed in Section 4.08 hereof.

         1.04 SECTION 338(h)(10) ELECTION. Buyer and Sellers agree to make or cause to be made a timely, effective and irrevocable joint election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), in form and substance





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satisfactory to Buyer and Sellers, with respect to the Company and to file such election in the manner required by applicable Treasury Regulations. Buyer and Sellers agree that the September 30, 1997 Balance Sheet (as defined herein) contains a list of the assets as at September 30, 1997 to which the Modified Aggregate Deemed Sale Price ("MADSP"), as defined under applicable Treasury Regulations, would be allocated if the Closing were held on September 30, 1997, with the amount, if any, by which MADSP exceeds Tangible Net Book Value being allocated to goodwill; the methodology on such list will be utilized in allocating the MADSP to the assets of the Company as at the Closing Date based on the Closing Date balance sheet of the Company utilized by the Company's Accountants in determining Closing Date Net Tangible Book Value, with the amount, if any, by which MADSP exceeds Tangible Net Book Value being allocated to goodwill. Such allocation has been determined by Buyer and Sellers, after taking into account the applicable Treasury Regulations and the fair market value of such assets. Sellers shall prepare for filing all of the tax returns, information returns and statements (the "Election Reports") that may be required pursuant to Section 338(h)(10) of the Code and applicable Treasury Regulations, which returns shall be subject to review by Buyers prior to filing. Buyer shall provide information that may be required by Sellers for the purpose of preparing such Election Reports and execute and file such Election Reports as requested by Sellers. Buyer and Sellers shall file all other returns and tax information on a basis that is consistent with such Election Reports prepared by Sellers. Buyer and Sellers shall jointly comply with the requirements under any applicable state and local law so that the joint election under Section 338(h)(10) of the Code is also valid and effective for purposes of such state and local law. Sellers will be responsible for payment of taxes to be borne by the Company solely as a result of the Section 338(h)(10) election, including the New York City and State corporate level income taxes resulting from a 338(h)(10) election. No representation or warranty is made by the Sellers as to the ability of the Company, Buyer or ExecuStay to obtain any tax benefits by reason of the Section 338(h)(10) election.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                           OF SELLERS AND THE COMPANY

         Except as set forth in the Disclosure Schedule delivered by Sellers to Buyer and ExecuStay on the date hereof (the "Disclosure Schedule," which sets forth the exceptions to the representations and warranties contained in this
Article II under captions referencing the Sections to which such exceptions apply), Sellers and the Company jointly and severally represent and warrant as follows:

         2.01 CORPORATE ORGANIZATION AND GOOD STANDING. The Company is duly organized, validly existing, and in good standing under the laws of the State of New York. The Company has the power and authority and all authorizations, licenses,





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permits and certifications necessary to own, lease and operate properties and to carry on its business as it is now being conducted, and to enter into and perform its commitments under each of the agreements to be executed by the Company pursuant to this Agreement. The copies of the Company's Articles of Incorporation and Bylaws, which have been furnished by the Sellers and the Company to Buyer prior to the date hereof, reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is not qualified to do business as a foreign corporation in any jurisdiction.

         2.02 AUTHORIZATION, NO CONFLICTS. Each of the Sellers and the Company have the power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein (including, without limitation, the power to sell, transfer and convey the Shares as provided by this Agreement). The execution, delivery and performance of this Agreement and any related agreement by the Company have been duly and validly authorized by its Board of Directors and shareholders and by all other necessary corporate action on the part of the Company and the Sellers. This Agreement and any agreements related to the Agreement (the "Related Agreements") constitute the legally valid and binding obligations of Sellers and the Company, enforceable against Sellers and the Company in accordance with their respective terms. The execution, delivery and performance of this Agreement by Sellers and the Company and the execution, delivery and performance of any Related Agreements and the consummation of the contemplated transactions by Sellers and the Company will not violate or constitute a breach or default, whether upon lapse of time and/or the occurrence of any act or event or otherwise, under the Articles of Incorporation or Bylaws of the Company or any other contract, commitment or arrangement of Sellers or the Company, or result in the imposition of any encumbrance against any of the Shares or the Company or violate any law, except for any default that may result from the failure of Sellers, Company or the Buyer to obtain the consents, approvals, transfers or terminations referred to in Schedule 2.02.

         2.03 OWNERSHIP OF CAPITAL STOCK. Sellers own, beneficially and of record, all right, title and interest in and to the Shares, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts proxies or other arrangements, restrictions or limitations of any kind, and on the date hereof, the delivery by Sellers of a certificate or certificates in the manner set forth in Section 1.03 of this Agreement will transfer good and valid title to the Shares to Buyer, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind.

         2.04 SUBSIDIARIES. The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.





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         2.05    CAPITAL STOCK.  The authorized capital stock of the Company consists of 500 shares of Common Stock, par value $0.01 per share, of which, as of the date hereof, 100 shares are issued and outstanding, all of which are owned beneficially and of record by Sellers, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing that provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of its capital stock.

         2.06 FINANCIAL STATEMENTS. Sellers and the Company have delivered to Buyer (a) balance sheets relating to the Company as at December 31, 1995 and December 31, 1996 and statements of income for the fiscal periods then ended; and (b) a balance sheet relating to the Company as at September 30, 1997 (the "September 30, 1997 Balance Sheet") and statements of income for the period then ended (the documents provided under Sections 2.06(a) and (b) are hereinafter referred to as the "Financial Statements"). True and correct copies of the Financial Statements are attached hereto as Exhibit D. All such Financial Statements are true, correct and accurate in all respects, have been compiled in accordance with statements on standards for accounting and review services issued by the American Institute of Certified Public Accountants.

         2.07 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed or recorded on the September 30, 1997 Balance Sheet, the Company has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not insured) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except for (i) liabilities which have arisen after the date of the September 30, 1997 Balance Sheet arising in the ordinary course of business, (ii) as otherwise set forth in the Disclosure Schedule, or (iii) liabilities under contracts, leases and commitments disclosed on Schedule 2.09 hereto.

         2.08 NO MATERIAL ADVERSE CHANGES. Since September 30, 1997, there has been no material adverse change in customer, employee or supplier relations, or the business condition of the Company, provided however, that this statement is





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specific to the Company and that Sellers make no representations as to general economic conditions or the corporate housing industry in any geographic area.

         2.09    CONTRACTS AND COMMITMENTS.

                 (a) Schedule 2.09 contains an accurate and complete list of all the contracts of the Company, whether oral or written. To the best knowledge of the Company and Sellers, each such contract is valid and in full force and effect, the Company has duly performed all of its obligations thereunder, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any other party or obligor with respect thereto, has occurred or as a result of this Agreement or consummation of the transactions contemplated by this Agreement will occur. The Company is not in receipt of any claim of default under any contract or commitment. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or Sellers under any of such contracts.

                 (b) With respect to any of the Company's customer leases (a "Lease"), in addition to the representations set forth in Section 2.09(a) above, the Company represents itself to be the absolute owner of each such Lease, and all security deposits and prepaid rents held by the Company with respect thereto. In addition, (i) all Leases are valid and in full force and have not been modified, amended or terminated, except as stated herein; (ii) there are no outstanding assignments or pledges by the Company thereof or of the rents, income and profits due or to become due thereunder; and (iii) each lessee is paying rent and other charges as required under its Lease.

                 (c) Prior to the date of this Agreement, Seller has made available to Buyer for Buyer's review a true and correct copy of each written contract or commitment, together with all amendments, waivers or other changes thereto, and the Disclosure Statement contains a written description of each oral contract or commitment under the caption referencing this Section 2.09.

         2.10 ABSENCE OF CERTAIN DEVELOPMENTS. Since September 30, 1997, the Company has not (except with the prior approval of Buyer or as specifically permitted or required by this Agreement):

                 (a) borrowed any amount or incurred or become subject to any liability in excess of $50,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;





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                 (b)      mortgaged, pledged or subjected to any lien, charge
         or any other encumbrance, any of its assets with a fair market value in excess of $25,000, except (i) liens for current property taxes not yet due and payable, (ii) liens in respect of pledges or deposits under workers' compensation laws, (iii) liens set forth under the caption referencing this Section 2.10(b) in the Disclosure Schedule, or (iv) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $50,000;

                 (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $50,000, other than current liabilities paid in the ordinary course of business;

                 (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $10,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

                 (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

                 (f) disclosed, to any person other than Buyer and ExecuStay and authorized representatives of Buyer and ExecuStay, any proprietary confidential information;

                 (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

                 (h) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options;

                 (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

                 (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Article 2.19 hereof) other than employment arrangements





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         otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

                 (k) to the best knowledge of Sellers and the Company, suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

                 (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee who earns more than $50,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

                 (m) made any single capital expenditure or commitment therefor in excess of $25,000;

                 (n) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $10,000;

                 (o) made charitable contributions or pledges which in the aggregate exceed $10,000; or

                 (p) made any change in accounting principles or practices from those utilized in the preparation of the Financial Statements.

2.11     TITLE TO PROPERTIES.

                 (a)      The Company does not own any real property.

                 (b) To the best knowledge of the Company and Sellers, the Company's property leases (the "Property Leases") are in full force and effect. The Company holds a valid and existing leasehold interest under each of the Property Leases for the term set forth under such caption in the Disclosure Schedule. The Company has made available to Buyer complete and accurate copies of each of the Property Leases, and none of the Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies made available to Buyer. To the best knowledge of the Company and the Sellers, the Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in any default under any of the

         Property Leases; nor, to the best knowledge of the Company and Sellers, is any other party to any of the Property Leases in default.

                 (c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected in the Closing Date Net Tangible Book Value, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth under the caption referencing this
         Section 2.11 in the Disclosure Schedule, and (iii) liens in respect of pledges or deposits under workers' compensation laws, all of which liens under this clause (iii) aggregate less than $50,000.

                 (d) All of the equipment and other tangible assets included in Tangible Net Book Value as at the Closing Date are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets.

         2.12 GOVERNMENT APPROVALS. No governmental approval, authorization, order, license, permit, or consent, and no registration, filing or declaration with any governmental authority, is required in connection with Sellers' or the Company's execution, delivery and performance of this Agreement and the Related Agreements.

         2.13    TAX MATTERS.

                 (a) The Company has had a valid election to be treated as an S corporation under Section 1362 of the Code, in effect for all taxable years, such election has not been revoked or otherwise terminated, and no event has occurred which with a lapse of time would cause such election to be revoked or otherwise terminated. The Company never has been a member of any affiliated, combined or unitary group for purposes of any Taxes (as defined below).

                 (b) The Company has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, schedules and statements ("Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction over the Company; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its September 30, 1997 Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of

         Taxes and the payment thereof. All Returns filed by or on behalf of the Company are correct and complete. The Company has not requested any extension of time within which to file any Return, which Return has not since been filed. There are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

                 (c) The Company has provided to Buyer true and complete copies of all Returns filed by or on behalf of the Company for all periods ending on or after 1994.

                 (d) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company is not aware of any unresolved claims or disputes concerning the liability for Taxes of the Company that would exceed the estimated reserves established on its books and records.

                 (e) The Company is not a party to any tax sharing agreement, contract or arrangement that would cause the Company to be obligated to pay any Tax obligation of any other person. The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) under Section 280G of the Code. No property of the Company is property that the Company is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code. The Company has not engaged in any transaction that would result in a deemed election under Section 338(e) of the Code and will not engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code). The Company has not filed any consent under Section 341(f) of the Code. The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                 (f) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company.

         2.14 INTELLECTUAL PROPERTY RIGHTS. The Disclosure Schedule describes under the caption referencing this Section 2.14 all rights in trademarks, service marks, trade names, corporate names, copyrights mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Company's business as now conducted or planned to be conducted. The Company owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. The Disclosure Schedule describes under the caption referencing this Section 2.14 all intellectual property rights that have been licensed to third parties and those intellectual property rights that are licensed from third parties. The Company has not received any notice of, nor are there any facts known to the Company which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Company's intellectual property rights; no claim by any third party contesting the validity of any of the Company's intellectual property rights has been made, is currently outstanding or, to the best knowledge of the Sellers and the Company, is threatened; and neither the Sellers nor the Company have received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties and, to the best knowledge of Sellers and the Company, neither the Company nor Sellers have infringed, misappropriated or otherwise violated any such intellectual property rights.

         2.15 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         2.16 EMPLOYEES. (a) To the best knowledge of Sellers and the Company, no executive employee of the Company and no group of the Company's employees has any plans to terminate his or its employment; (b) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (e) to the best knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (f) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company set forth under the caption referencing Section 2.14 hereof in the Disclosure Schedule. The Disclosure Schedule, under the caption referencing this Section 2.16, lists, as of the date set forth in the Disclosure Schedule, each employee of the Company and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

         2.17    EMPLOYEE BENEFIT PLANS; ERISA.

                 (a) Section 2.17(a) of the Disclosure Schedule contains a complete list of all employee benefit plans, programs, policies and arrangements (the "Plans") that the Company maintains or contributes to on behalf of their current or former employees and all dependents and beneficiaries of such employees or former employees. No such plan, program, policy or arrangement exists that is not written. Except as set forth under the caption referencing Section 2.17(a) hereof in the Disclosure Schedule, with respect to all employees and former employees of the Company and all dependents and beneficiaries of such employees and former employees, (i) the Company does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) the Company does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code;
         (iii) the Company does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) the Company does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA). The Company has heretofore delivered to Buyer true and complete copies of (i) each Plan; (ii) the most recent financial statements and annual report or return for the Plans, if any; and (iii) the most recently prepared actuarial valuation reports, if any, and, where applicable, (A) complete copies of each of the latest reports filed with respect to such Plan with the IRS or the Department of Labor; (B) copies of ruling and determination letters issued with respect to such Plan; and (C) true and complete copies of any amendment to such Plan made subsequent to any Plan amendments covered by any such determination letter.

                 (b) (i) There have been no prohibited transactions within the meaning of Section 406 of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, for which there is no statutory, class or individual exemption, with respect to any of the Plans; (ii) the Company has not incurred, directly or indirectly, any liability pursuant to Title IV of ERISA that has not been satisfied in full; (iv) the Company has not incurred, directly or indirectly, any liability relating to any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) whether or not waived; (v) each of the Plans has been operated and administered in all material respects in accordance with its terms and with applicable laws; (vi) with respect to each of the Plans, all required contributions that are due have been made and a proper accrual has been made for all contributions due in the current fiscal year and there are no actions, suits or claims pending or threatened, other than routine uncontested claims for benefits; and (vii) each of the Plans which is intended to be "qualified" within the meaning of
         Section 401(a) of the Code has been determined by the IRS to be so qualified and no material fact exists that would jeopardize such qualification and every other Plan that is intended to comply with the terms and requirements of applicable statutes does so comply in all material respects.

                 (c) No Plan is (or ever has been) a multi-employer plan within the meaning of Section 3(37) of ERISA. The Company has not actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 2.17(c) in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

                 (d) None of the Company and any of its directors, officers, employees or other "fiduciaries," as such term is defined in
         Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Buyer, ExecuStay, Buyer's and ExecuStay's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

                 (e) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

                 (f) Except as set forth in Section 2.17(b) of the Disclosure Schedule or as provided in Sections 203(c), 204(g) or 204(h) of ERISA or Section 411 of the Code, no condition, agreement or Plan provision limits the right of the Company to amend, cut back or terminate any Plan, including without limitation, any retiree medical plan.

         2.18 INSURANCE. The Disclosure Schedule, under the caption referencing this Section 2.18, lists and briefly describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company is not in default with respect to its obligations under any of such insurance policies.

         2.19 AFFILIATE TRANSACTIONS. Except as disclosed in the Disclosure Schedule under the caption referencing this Section 2.19, and other than pursuant to this Agreement, no officer, director or employee of the Company or any member of the immediate family of the Sellers or of any such officer, director or employee of the Company, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 2.19, the members of the immediate family of Sellers or of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

         2.20 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule, under the caption referencing this Section 2.20, lists the ten largest customers and suppliers of the Company for the fiscal year ended 1996 and for the nine-month period ended September 30, 1997 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company attributable to such customer or supplier for each such period. Since September 30, 1997, no customer or supplier listed on the Disclosure Schedule under the caption referencing this Section 2.20 has indicated that it will stop or significantly decrease the rate of business done with the Company.

         2.21 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Disclosure Schedule, under the caption referencing this Section 2.21, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

         2.22    COMPLIANCE WITH LAWS; PERMITS.

                 (a) The Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any law, regulation or other requirement specifically relating to corporate interim housing businesses that, to Sellers' knowledge without any inquiry by Sellers into the applicability or availability to Buyer of any such exemption or deferral, would not be available to Buyer or ExecuStay after it acquires the Company's properties, assets and business.

                 (b) The Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties. A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 2.22 in the Disclosure Schedule. The Company has conducted its business in compliance with all material terms and conditions of the Permits.

                 (c) Neither the Sellers nor the Company have made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

                 (d) In particular, but without limiting the generality of the foregoing, the Company has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

         2.23 ENVIRONMENTAL MATTERS. The Company is in material compliance with all applicable environmental laws.

         2.24 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or the Company, other than the fees and expenses of Jerome H. Grossman, who has been retained by Sellers as financial advisor and which fees and expenses will be paid by Sellers.

         2.25 DISCLOSURE. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Sellers and the Company nor the Disclosure Schedule nor any of the financial statements referred to in Section 2.06 hereof, taken as a whole, contain any untrue statement of a material fact regarding the Sellers, the Company or its business or any of the other matters dealt with in this Article II relating to the Sellers, the Company or the transactions contemplated by this Agreement. There is no fact specific to the Company which has not been disclosed to Buyer and ExecuStay of which Sellers or any officer or director of the Company is aware which could materially affect adversely the business, including operating results, assets, customer relations and employee relations, of the Company; provided, however, that Sellers make no representation as to general economic conditions or the corporate housing industry in any geographic area, and provided further that Sellers make no guaranty of future business of the Company and no representation or warranty as to possible changes in legislation, regulation or taxation or policies relating thereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                             OF BUYER AND EXECUSTAY

         Buyer and ExecuStay jointly and severally represent, warrant, and covenant as follows:

         3.01 CORPORATE ORGANIZATION AND GOOD STANDING. Each of ExecuStay and Buyer is duly organized, validly existing, and in good standing under the laws of the State of Maryland. Each of ExecuStay and Buyer has the power and authority and all authorizations, licenses, permits and certifications necessary to own, lease and operate properties and to carry on its business as it is now being conducted, and to enter into and perform its commitments under each of the agreements to be executed by it pursuant to this Agreement. The copies of the Articles of Incorporation and Bylaws of ExecuStay and Buyer, which have been furnished by ExecuStay and Buyer to Sellers prior to the date hereof, reflect all amendments made thereto and are correct and complete as of the date hereof.

         3.02 BUYER IS SUBSIDIARY OF EXECUSTAY. ExecuStay owns all of the outstanding capital stock of Buyer.

         3.03 AUTHORITY; APPROVAL OF TRANSACTIONS. Each of Buyer and ExecuStay has the power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and any related agreement by Buyer and ExecuStay have been duly and validly authorized by the Board of Directors of Buyer and ExecuStay and by all other necessary corporate action on the part of Buyer and ExecuStay. This Agreement and the Related Agreements constitute the legally valid and binding obligations of Buyer and ExecuStay, enforceable against Buyer and ExecuStay in accordance with their respective terms. The execution, delivery, and performance of this Agreement and any Related Agreements by Buyer and ExecuStay do not, and the consummation of the transactions contemplated hereby will not, violate or constitute a breach or default, whether upon lapse of time and/or the occurrence of any act or event or otherwise, under the Articles of Incorporation or Bylaws of Buyer and ExecuStay or any other contract, commitment or arrangement of Buyer and ExecuStay, or violate any law.

         3.04 LEGAL MATTERS. There is no suit, action, arbitration, legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of Buyer and ExecuStay, threatened against or related to it which might adversely affect or restrict its ability to consummate the transactions contemplated hereby or materially adversely affect the business or financial condition of Buyer or ExecuStay.

         3.05 BROKERS. No brokers, finders, or other persons have been engaged, or brokers' fees, finders' fees, or commissions incurred, by Buyer and ExecuStay in connection with the transactions contemplated by this Agreement.

         3.06 PIGGYBACK REGISTRATION RIGHTS. The Purchase Shares shall have the following piggyback registration rights:

                (a) If ExecuStay shall propose to file a registration statement on Forms S-1, S-2, S-3 or any successor or similar form(s) under the Act (except registrations on such Forms or similar form(s) solely for registration of securities in connection with an employee benefit plan, dividend reinvestment or stock option plan or a merger or consolidation) covering a public offering of ExecuStay's Common Stock within two years from the date of this Agreement, ExecuStay will notify the Sellers at least thirty days prior to each such filing and will include in the registration statement (to the extent permitted by applicable regulation), but on one occasion only (except as otherwise set forth in the last sentence of this Section 3.06(a) below) under this Section 3.06, the Purchase Shares to the extent requested by Sellers, which request must made in writing within ten days after the receipt of any
         such notice.   If the registration statement filed
         pursuant to the thirty day notice has not become effective within six months following the date such notice is given to Sellers, ExecuStay must again notify Sellers in the manner provided above. Notwithstanding, the number of Purchase Shares proposed to be registered thereby shall be reduced upon the request of the managing underwriter(s) of such offering. If, as a result of such a request by the managing underwriter(s), less than all of the Purchase Shares are registered, the Sellers' shall be entitled for a period of two years following such registration to another one-time right to register the remaining Shares in accordance with the provisions of this Section 3.06.

                 (b)      All expenses of any such
         registration statement referred to in this Section
         3.06, except the fees of counsel to Sellers and underwriting commission or discounts, filing fees, and any transfer or other taxes applicable to such Purchase Shares, shall be borne by the ExecuStay.

                 (c) Upon effectiveness of a registration statement which includes some or all of the Purchase Shares, the rights under this Section 3.06 shall terminate. The rights under this Section 3.06 shall be available exclusively to Sellers, their heirs and the personal representatives of their estates, and shall not be available to any transferee or purchaser of the Purchase Shares.

                 (d)      ExecuStay will furnish the Sellers
         with a reasonable number of copies of any prospectus included in such filings and will amend or supplement, at ExecuStay's expense, the same as required during the period of required use thereof.

                 (e)      In the case of the filing of any
         registration statement, and to the extent permissible under the Act, and controlling precedent thereunder, ExecuStay and Sellers shall provide cross indemnification agreements to each other in customary scope covering the accuracy and completeness of the information furnished by each.

                 (f)      Sellers agree to cooperate with
         ExecuStay in the preparation and filing of any such registration statement, and in furnishing of information concerning the Sellers for inclusion therein, or in any efforts by ExecuStay to establish that the proposed sale is exempt under the Act as to any proposed distribution.

         3.07 RULE 144 ELIGIBILITY. With a view to making available the benefits of Rule 144 of the Securities and Exchange Commission (the "Commission") which may at any time permit the sale of the Purchase Shares to the public without registration, ExecuStay agrees to use its best efforts to file with the Commission in a timely manner all reports and other documents required of Buyer under the Act and the Exchange Act and will cooperate with Sellers in securing the necessary clearances from ExecuStay's transfer agent, including the delivery by ExecuStay's counsel of appropriate opinions. If ExecuStay shall fail to file such reports and documents, or if for any other reason due to actions or inactions by ExecuStay, or due to a change in Rule 144 or any successor rules or regulations, the Sellers are precluded from utilizing Rule 144 to sell the Purchase Shares, the two-year period for piggyback registration rights referred to in Section 3.06 shall be extended for the same period or periods that Sellers are so precluded from utilizing Rule 144.

         3.08 INVESTMENT INTENT. Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Shares in violation of any applicable securities law. Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

         3.09 CAPITAL STOCK. The authorized capital stock of ExecuStay consists of 45,000,000 shares of Common Stock, par value $0.01 per share, of which, as of the date hereof, 6,797,500 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which has been issued. All of the Purchase Shares have been duly authorized and upon delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and the issuance of the Purchase Shares will be made in accordance with applicable state and federal securities laws. ExecuStay shall make all necessary filings with NASDAQ so that the Purchase Shares are properly listed as issued and outstanding under NASDAQ rules.

         3.10 GOVERNMENT APPROVALS. No governmental approval, authorization, order, license, permit, or consent, and no registration, filing or declaration with any governmental authority, is required in connection with Buyer's or ExecuStay's execution, delivery and performance of this Agreement and the Related Agreements.

         3.11 DISCLOSURE. ExecuStay has made all filings (collectively, the "Public Reports") with the Securities and Exchange Commission (the "SEC") that it has been required to make under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "SEC Acts"). Each of the Public Reports, including without limitation,

ExecuStay's Prospectus/Registration Statement for its initial public offering, has complied with the SEC Acts in all material respects. None of the Public Reports, including without limitation, ExecuStay's Prospectus/Registration Statement for its initial public offering, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

              CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer and ExecuStay at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and ExecuStay, in whole or in part):

         4.01 SURVIVAL. Notwithstanding any investigation made by or on behalf of Buyer and ExecuStay or the results of any such investigation and notwithstanding the participation of Buyer and ExecuStay in the Closing, the representations and warranties contained in Article II hereof shall survive the Closing for the periods set forth in Article VI.

         4.02 COMPLIANCE. Sellers and the Company have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by them prior to or on Closing.

         4.03 REGULATORY FILINGS. Except as otherwise set forth in the Disclosure Schedule, Sellers and the Company have made or caused to be made all necessary filings and submissions under any laws or regulations applicable to the Company for the consummation of the transactions contemplated herein.

         4.04 CONSENTS AND APPROVALS. Except as otherwise set forth in the Disclosure Schedule, Sellers and the Company have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or Sellers or any license, franchise or permit of or affecting the Company or Sellers.

         4.05 NO RELATED LITIGATION. There is no instituted or pending action or proceeding before any court or governmental authority or agency, domestic or foreign, or, to the best of Sellers' knowledge, threatened action or proceeding, to which the Company or the Sellers are a party (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer or ExecuStay of all or a material portion of the business or assets of the Company and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

         4.06 OPINION OF COUNSEL. Sellers and the Company have delivered to Buyer and ExecuStay an opinion of counsel, dated as of Closing, in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that:

                 (a)      The Company is a corporation duly
         organized, validly existing, and in good standing under the laws of the State of New York, and has the corporate power to own and lease its properties and conduct its businesses.

                 (b)      This Agreement and any other
         agreement executed in connection herewith by the Company or either of the Sellers have been duly authorized by the Company, and, when executed by the Company and the Sellers, shall constitute the valid, legally binding obligations in accordance with their respective terms except that such enforceability may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium, or similar laws now or hereafter in effect affecting creditors' rights generally; and specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 (c)      The execution and delivery of this
         Agreement and any other agreement in connection herewith, and the consummation of the transactions contemplated hereby or thereby will not, except as otherwise set forth in the Disclosure Schedule, result in any breach in the terms or conditions of, or constitute a default under, any instrument or obligation to which the Company or Sellers are a party or are bound and which are known to such counsel, or violate any existing order, writ, injunction or decree of any court, administrative agency or governmental body to which the Company or the Sellers are bound and which are known by such counsel.

         4.07    NON-COMPETITION AGREEMENT OF SELLERS.   Each of the Sellers
have executed and delivered to Buyer and ExecuStay the Non-Competition Agreement in the form attached as Exhibit E, on or before the Closing Date, the execution and delivery of such agreements being a material inducement to the Buyer and ExecuStay to enter into this Agreement.

         4.08 EMPLOYMENT AGREEMENTS. Ellen Boland has executed and delivered to Buyer, on or before the Closing Date, an employment agreement with Buyer in the form attached as Exhibit F, and the Company's sales personnel listed on
Schedule 4.08 have executed and delivered to Buyer, on or before the Closing Date, two-year employment agreements with Buyer. It is understood that the execution and delivery of the employment agreements is a material inducement to Buyer and ExecuStay to enter into this Agreement.

         4.09 CLOSING DOCUMENTS. On the Closing Date, Sellers and the Company have delivered to Buyer and ExecuStay all of the following:

                 (a) certificates executed by Ellen and
         William Boland, dated the Closing Date, stating that the covenants set forth in Section 4.02 above have been satisfied;

                 (b)  copies of the third party and
         governmental consents and approvals referred to in Sections 4.03 and 4.04 above, if any;

                 (c)  the stock certificate or certificates
         issued to Sellers representing the Shares, duly endorsed for transfer or accompanied by a duly executed stock power, with requisite stock transfer stamps, if any, attached;

                 (d)  the Company's minute books, stock
         transfer records, corporate seal and other materials related to the Company's corporate administration;

                 (e)  a copy of the Articles of Incorporation
         of the Company, certified by the Secretary of State of the State of New York, and a Certificate of Good Standing from the Secretaries of State of New York evidencing the good standing of the Company;

                 (f)  a copy of the text of the resolutions
         adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and a copy of the bylaws of the Company, along with a certificate executed by the Secretary of the Company certifying to Buyer and ExecuStay that such copies are true, correct and complete copies of such resolutions and bylaws and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

                 (g)  incumbency certificates executed on
         behalf of the Company by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Related Agreements;

                 (h)  an executed copy of each of the Related Agreements;

                 (i) executed resignations of each of the Company's officers and directors, effecting their immediate resignations from such positions; and

                 (j) such other certificates, documents and instruments as Buyer and ExecuStay reasonably requests related to the transactions contemplated hereby.

                                   ARTICLE V

              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         5.01 SURVIVAL. Notwithstanding any investigation made by or on behalf of Sellers or the Company or the results of any such investigation and notwithstanding the participation of Sellers or the Company in the Closing, the representations and warranties contained in Article III hereof shall survive the Closing for the periods set forth in Article VI.

         5.02 COMPLIANCE. Buyer and ExecuStay has performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on Closing.

         5.03 REGULATORY FILINGS. ExecuStay and the Buyer have made or caused to be made all necessary filings and submissions under any laws or regulations applicable to ExecuStay and the Buyer for the consummation of the transactions contemplated herein.

         5.04 CONSENTS AND APPROVALS. ExecuStay and the Buyer have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of their respective assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting ExecuStay or the Buyer or any license, franchise or permit of or affecting ExecuStay or the Buyer.

         5.05 EMPLOYMENT AGREEMENTS. Buyer has executed and delivered to Ellen Boland, on or before the Closing Date, an employment agreement with Ellen Boland in the form attached as Exhibit F.

         5.06 NO RELATED LITIGATION. There is no instituted or pending action or proceeding before any court or governmental authority or agency, domestic or foreign, or, to the best of ExecuStay's and Buyer's knowledge, threatened action or proceeding, to which ExecuStay or the Buyer are a party (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer or ExecuStay of all or a material portion of the business or assets of the Company and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect issuances, transfer or sale by Buyer or ExecuStay of any of the Shares, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby. No action has been taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in the preceding sentence.

         5.07 CLOSING DOCUMENTS. On the Closing Date, Buyer and ExecuStay have delivered to Sellers (i) a certificate of Gary Abrahams, dated the Closing Date, stating that the covenants set forth in Section 5.02 above have been satisfied; (ii) an executed copy of each of the Related Agreements; (iii) the stock certificate or certificates issued to Sellers representing the Purchase Shares, which certificates shall include the restrictive legend set forth in
Section 1.03(b) hereof; (iv) a copy of each of the text of the resolutions adopted by the board of directors of the Buyer and ExecuStay authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; and (v) incumbency certificates executed on behalf of the Buyer and ExecuStay by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Related Agreements.

         5.08 OPINION OF COUNSEL. Buyer and ExecuStay have delivered to Sellers an opinion of counsel, dated as of Closing, in form and substance reasonably satisfactory to Sellers and their counsel, to the effect that:

                 (a)      Each of ExecuStay and Buyer is a
         corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has the corporate power to own and lease its properties and conduct its businesses.

                 (b)      This Agreement and any other
         agreement executed in connection herewith by the Buyer and ExecuStay have been duly authorized by each of them, and, when executed by each of them, shall constitute the valid, legally binding obligations in accordance with their respective terms except that such enforceability may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium, or similar laws now or hereafter in effect affecting creditors' rights generally; and specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 (c)      The execution and delivery of this
         Agreement and any other agreement in connection herewith, and the consummation of the transactions contemplated hereby or thereby will not result in any breach in the terms or conditions of, or constitute a default under, any instrument or obligation to which ExecuStay or the Buyer is a party or is bound, and which in each case is known to such counsel, or violate any existing order, writ, injunction or decree of any court, administrative agency or governmental body to which ExecuStay or the Buyer is bound and which in each case is known by such counsel.

                 (d)      The Purchase Shares have been duly
         authorized by all requisite corporate action and, upon issuance and delivery as described in this Agreement, will be validly issued, fully paid and nonassessable and the issuance of the Purchase Shares will be made in accordance with applicable federal and state securities laws.

                                   ARTICLE VI

                                INDEMNIFICATION

         6.01  INDEMNIFICATION BY SELLERS.  (a)  Subject to the limitations of
Section 6.01(b), Sellers jointly and severally agree to indemnify in full Buyer and ExecuStay and their officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Sellers contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Sellers pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of Sellers contained in this Agreement or any of the Related Documents, or (iii) any "Claims" (as defined in

Section 6.03(a) hereof) or threatened Claims against the Buyer Indemnified Parties due to the operation of the business of the Company prior to the Closing Date or any action or inaction of Sellers or the Company prior to the closing Date with respect to the business of the Company prior to the Closing Date other than Losses relating to matters disclosed in this Agreement, the Disclosure Schedule or the Financial Statements (collectively, "Buyer Losses"), provided that Losses relating to the tax matters covenants and warranties of
Section 2.13 shall be included in Buyer Losses regardless of the disclosure in
Schedule 2.13.

               (b) Sellers shall be jointly and severally liable to the Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Sellers written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims, prior to the date that is 18 months after the Closing Date or, with respect to Claims relating to Section 2.13, the seventh anniversary of the Closing Date, and (iii) only if the aggregate amount of all Buyer Losses exceeds $75,000 (the "Basket Amount"), in which case Sellers shall be jointly and severally obligated to indemnify the Buyer Indemnified Parties only the amount of such excess. The Buyer Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Buyer Indemnified Party or any basis for Sellers to assert that the Buyer Indemnified Party did not comply with the terms of this Section 6.01 sufficient to cause the Buyer Indemnified Party to have waived its rights under this Section 6.01.

         6.02 INDEMNIFICATION BY BUYER AND EXECUSTAY. (a) Subject to the limitations of Section 6.02(b), Buyer and ExecuStay jointly and severally agree to indemnify in full the Sellers, and their agents, successors, assigns, heirs and personal representatives of their respective estates, Apartment Furniture Rentals Associates (a New York general partnership), its partners, and the officers, directors and shareholders of its partners, and AFRA Enterprises, Inc. (a New Jersey corporation) and its officers, directors and shareholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer or ExecuStay contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer or ExecuStay contained in this Agreement or any of the Related Documents (collectively, "Seller Losses"), (iii) any Claims or threatened Claims against Seller Indemnified Parties due to the operation of the business of the Company, Buyer or any successor or assign (including by merger into Buyer or any affiliate thereof) from and after the Closing Date or any action or inaction of the Company, Buyer or any successor or assign (including by merger into Buyer or any affiliate thereof) with respect to the business of the Company or such successor or assign from and after the Closing Date, (iv) any liabilities or obligations whatsoever, including Claims or threatened Claims, arising out of those guarantees disclosed on the Disclosure Schedule of Company obligations made by the Seller Indemnified Parties or any of them, (v) any liabilities or obligations whatsoever, including Claims or threatened Claims, arising out of the Seller Indemnified Parties being the tenants of record on property leases utilized by the Company, (vi) any liabilities or obligations of Seller Indemnified Parties under the existing AFRA Group Health Plan and other employee benefit plans for periods after the Closing Date for which such plans are continued for employees of the Company or its successors or assigns, or
(vii) any liabilities or obligations of Seller Indemnified Parties arising out of violations or breaches by the Company or Buyer or their affiliates occurring after the Closing Date of the covenants, restrictions and obligations set forth in the National Business Relationship Agreement and Consulting Agreement between the Company and CORT Furniture Rental Corporation, which agreements are referenced in Schedule 2.09.

               (b) Buyer and ExecuStay shall be liable to the Seller Indemnified Parties for any Seller Losses (i) only if Sellers or another Sellers Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the date that is 18 months after the Closing Date and (ii) only if the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case Buyer and ExecuStay shall be obligated to indemnify the Seller Indemnified Parties for only the amount of such excess. The Sellers Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Sellers Indemnified Party or any basis for Buyer or ExecuStay to assert that the Sellers Indemnified Party did not comply with the terms of this
Section 6.02 sufficient to cause the Sellers Indemnified Party to have waived its rights under this Section 6.02.

         6.03 METHOD OF ASSERTING CLAIMS. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Sellers Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

               (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liability or the costs or expenses of which are Losses giving rise to indemnity under this Article VI (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest and defend such Claim in the first instance, provided that the Indemnified Parties still cannot settle the Claim without the other party's consent, which may not be unreasonably withheld.

               (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

               (c) After the Closing, the rights set forth in this Article VI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

               (d) Any indemnification payable under this Article VI shall be, to the extent permitted by law, an adjustment to purchase price.

         6.04 LIMITATIONS. For the purposes of this Article VI, in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution, warranty, refund, replacement or other similar payment recovered by the Indemnified Parties from any third party with respect thereto and net of any reserves or accruals therefor set forth on the balance sheet utilized in computing Closing Date Tangible Net Book Value.

         6.05 POST-CLOSING LIABILITIES; MITIGATION OF DAMAGES. The Sellers shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate primarily to actions taken by the Buyer or its affiliates, including, without limitation, the Company, after the Closing Date except for liabilities and damages relating to negligence of either Seller in the course of such Sellers employment by the Company subsequent to the Closing Date. Each party hereto shall take and shall cause its affiliates to take all reasonable steps to mitigate all possible liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         7.01 REPAYMENT OF SHAREHOLDER LOAN. Buyer hereby agrees to repay, or to cause the Company to repay, within ten (10) days after the Closing Date, the outstanding balance of that certain shareholder loan in the amount of $1,515,854.43 (the "Shareholder Loan"), recorded on the Company's balance sheet plus interest accrued from July 1, 1997 through the date of repayment.

         7.02 BANK GUARANTEE. Buyer shall, by no later than the date of repayment of the Shareholder Loan referred to in Section 7.01, either fully pay and satisfy all indebtedness of the Company to Chase Manhattan Bank and terminate its working capital lines with such bank, or, shall obtain a written termination of Sellers' and Seller Indemnified Party's guarantees of such indebtedness of the Company. Until such termination date, the Company and Buyer shall utilize such working capital line solely for the working capital needs of the business of the Company itself and not for any other affiliates of Buyer or ExecuStay.

         7.03  TAXES.

         (a)   The parties hereto agree to make the election under
Section 1362 (e)(3) of the Internal Revenue Code (and corresponding provisions of state tax laws) so that the taxable year of the Company in which the Closing occurs consists of two taxable years, with the first such taxable year ending on the date of the Closing Date, and the second such taxable year beginning on the day after the Closing Date and ending at the end of the calendar year, and the parties hereto shall at the Closing and thereafter sign all necessary consents and elections and promptly thereafter file the same with the Internal Revenue Service and applicable state agencies. The Sellers shall prepare and file with the applicable governmental authorities all tax returns relating to the Company with respect to any period or portion thereof that ends on or before the Closing Date; and the Buyer shall prepare and file with the applicable governmental authorities all tax returns relating to the Company with respect to any period commencing after the Closing Date.

         (b) After the Closing, the Buyer shall promptly notify the Sellers in writing of the commencement of any tax audit or administrative or judicial proceeding or of any demands or claim on the Buyer or the Company that would affect any taxes payable by the Company for periods on or prior to the Closing Date. The Sellers may elect to direct, through counsel and/or accountants of their own choosing, a response to or contest of any audit claim, or administrative or judicial proceeding involving any preclosing tax liabilities. Buyer shall cooperate and cause the Company or its successors to cooperate in each such proceeding. Neither Sellers on the one hand, nor Buyer and the Company on the other hand, may settle or compromise any asserted tax liability that would impose liability on the other party without the other party's written consent to settlement or compromise, which shall not be unreasonably withheld. Buyer shall be responsible for all taxes of the Company attributable to the periods after the Closing Date or for any accrued taxes or taxes payable set forth on the balance sheet utilized in the computation of Tangible Net Book Value at the Closing Date.

         (c) The Sellers on the one hand, and ExecuStay, Buyer and the Company on the other hand, will provide each other with such cooperation and information as either of them reasonably may require of the other in filing any tax returns, amended return or claim for refund or determining the liability for taxes or a right to refund or participating in or conducting any contest, audit or other proceeding in respect of taxes. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof together with accompanying schedules and work papers. Any information exchanged under this paragraph shall be kept confidential except as may otherwise be necessary in connection with the communication with governmental authorities or the filing of returns of claims, or response to an audit or contest.

         7.04 POST-CLOSING ACCESS. In order to facilitate the resolution of any claims made by or against or incurred by the Sellers, from and after the Closing, the Buyer shall (i) upon two (2) business days advance notice afford the employees and authorized agents and representatives of the Sellers' reasonable access, during normal business hours, to the offices, properties, books and records of the Buyer, the Company, and any of their respective successors, and (ii) within a reasonable time following a request, furnish to the employees and authorized agents and representatives of the Sellers such additional financial and other information regarding the Company, including any successors, the assets, properties, goodwill and business of the Company, and any successors, and their respective businesses as the Sellers may from time to time reasonably request.

         7.05  BOOKS AND RECORDS.

               (a) The Buyer agrees that it shall preserve and keep all books and records of the Company in the Buyer's possession for a period of at least seven (7) years from the Closing Date. During such seven-year period, duly authorized representatives of the Sellers shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and, at Buyer's expense, copy such books and records.

               (b) If, in order properly to prepare documents (including tax returns and filing) required to be filed with governmental authorities or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Company or its business, and such information is in the possession of any other party hereto, such party agrees to use its best efforts to furnish such information to such requesting party, at the cost and expense of the party being furnished such information.

         7.06 SEVERANCE, ETC. The Buyer covenants and agrees that it shall be solely and exclusively responsible for any and all termination, severance and other amounts payable, whether imposed by law or contract, resulting from, or related to, the termination of employment of any of the Company's employees at or after the Closing.

         7.07 NO BENEFIT TO OTHERS. The representation, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons. Except to the extent of the parties' obligations to each other under this Agreement, the provisions of this Agreement shall not be construed and are not intended to create any personal liability on the part of any party for any liabilities or obligations of the Company to any third persons who are not a party to this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

         8.01 PRESS RELEASES AND ANNOUNCEMENTS. The initial press release announcing the Closing of the transactions contemplated hereby shall be prepared jointly by Sellers and ExecuStay. Sellers and the Company shall not make any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of Buyer and ExecuStay, except as may be necessary to make disclosure to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, Sellers shall consult with Buyer and ExecuStay prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         8.02 EXPENSES. Except as otherwise expressly provided for herein, the parties to this Agreement will pay all of their own expenses (including attorneys' and accountants' fees and, in the case of Sellers, the expenses of the Company for the Company Accountants, Herrick, Feinstein LLP, and Jerome H. Grossman) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

         8.03 FURTHER ASSURANCES. Sellers, Buyer and ExecuStay each agree that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

         8.04 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         8.05 NOTICES. Any notice or other communication required, permitted or desirable hereunder, shall be sufficiently given if sent by United States Mail, postage prepaid, addressed as follows:

               SELLERS:                       Mrs. Ellen Boland
                                              Mr. William Boland
                                              400 West End Avenue, #7B

                                               New York, New York 10024

                With Copy To:                  Herrick, Feinstein LLP
                                               2 Park Avenue
                                               New York, New York 10016
                                               Attn:  Lawrence M. Levinson

                                               Jerome H. Grossman
                                               31 Tiffany Circle
                                               Manhasset, New York 11030

                COMPANY:                       Boland Corporate Housing, Inc.
                                               518 Fifth Avenue
                                               New York, New York 10036

                BUYER:                         Gary R. Abrahams, President
                and EXECUSTAY                  ExecuStay Corporation
                                               7595 Rickenbacker Drive
                                               Gaithersburg, MD  20879

                With Copy To:                  Dorsey & Whitney LLP
                                               220 South Sixth Street
                                               Minneapolis, MN 55402
                                               Attn:  John T. Kramer

         8.06 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

         8.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.08 COMPLETE AGREEMENT. This Agreement and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         8.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and/or by facsimile signature, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         8.10 GOVERNING LAW. The internal law, without regard to conflicts of laws principles, of the State of New York will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the Courts of the State of New York.

         8.11 TIME IS OF THE ESSENCE. Time is material and of the essence with regard to the performance of all obligations and the payment of all sums pursuant to this Agreement.

         8.12 HEADINGS. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the sections in which they appear.

         8.13 INCORPORATION OF EXHIBITS AND SCHEDULES. Each of the Exhibits, Schedules and Certificates attached hereto is by this reference incorporated herein and made a part of this Agreement.

         8.14 KNOWLEDGE. As used in this Agreement, the term "knowledge," with respect to each Seller, means the actual knowledge of such person after due inquiry, and with respect to the Buyer, means the actual knowledge after due inquiry of any of its respective executive officers.

         8.15  JOINT LIABILITY.  ExecuStay and Buyer (and from and after
Closing Date, the Company) shall be jointly and severally liable for all obligations under this Agreement to Sellers, and from and after the Closing, the Company shall be obligated to comply with all provisions of this Agreement applicable to Buyer or ExecuStay.

         8.16 FUTURE LEASES. All property leases entered into, renewed or amended from and after the Closing Date shall be in the corporate capacity of the Company or its successors or assigns and neither the Company, Buyer or their affiliates shall enter into, renew or amend any property lease in the name of Sellers, AFRA, Sara Lebow or any other Seller Indemnified Party.

                      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the day and year first above written.

BUYER                                          COMPANY

EXECUSTAY CORPORATION                          BOLAND CORPORATE HOUSING, INC.
OF AMERICA

By:                                            By:
   ---------------------                         -----------------------
      Gary R. Abrahams,
                                                 -----------------------
      President                                  President

      EXECUSTAY                                  SELLERS

EXECUSTAY CORPORATION                          ELLEN BOLAND

By:
   ---------------------                       ------------------------
      Gary R. Abrahams,
      President                                WILLIAM BOLAND

                                               ------------------------





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